Power of Attorney

Each person whose signature appears below, hereby authorizes and appoints Willem Fuchter and Peter Wiget or either of them as his attorneys-in-fact with full power of substitution and re-substitution, to sign and file on his behalf individually and in each such capacity stated, below, the Annual Report of Constitution Mining Corp. on Form 10-K for the year ending December 31, 2008, and any amendments thereto to be filed with the Securities and Exchange Commission, a national securities exchange or automated quotation system of a registered securities association, or similar body, and otherwise, as fully as such person could do in person, hereby verifying and confirming all that said attorneys-in-fact, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Signature and Title	Date

/s/ Willem Fuchter Willem Fuchter, Director and Chief Executive Officer	March 16, 2009

/s/ Michael Stocker Michael Stocker, Director	March 16, 2009

/s/ Alois Wiget Alois Wiget, Director	March 16, 2009

/s/ Duncan Large Duncan Large, Director	March 16, 2009

/s/ Gary Artmont Gary Artmont, Director	March 16, 2009

/s/ Hernan Zaballa Hernan Zaballa, Director	March 16, 2009

/s/ Patrick Gorman Patrick Gorman, Director	March 16, 2009

/s/ Peter Wiget Peter Wiget, Chief Financial Officer, Secretary and Treasurer	March 16, 2009